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                                                                    EXHIBIT 2.4

                              AGREEMENT OF MERGER

   This Agreement of Merger is made as of January 27, 2000, by and between SPG Properties, Inc., a Maryland corporation ("SPG"), and SD Property Group, Inc., an Ohio corporation ("SD").

                                   Recitals

   1. Each of the Boards of Directors of the parties hereto deem it advisable that SD merge with and into SPG pursuant to Section 3-106 of the Maryland General Corporation Law and Section 1701.80 of the Ohio General Corporation Law, on the terms and conditions hereof (the "Merger")

                                   Agreement

   In consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

   1. Effective Time. The Merger shall be effective at the time and on the date set forth in the Certificate of Merger to be filed with the State of Ohio and in the Articles of Merger to be filed with the Maryland State Department of Assessments and Taxation (the "Effective Time").

   2. Effects of Merger. At the Effective Time, SD shall be merged with and into SPG, and SD shall be deemed liquidated pursuant to Section 332 of the Internal Revenue Code of 1986, as amended. SPG shall continue to be governed by the laws of the State of Maryland. In addition, the Merger shall have such other effects as are specified by applicable law.

   3. Cancellation and Conversion of Shares. At the Effective Time, each of the issued and outstanding shares of common stock of SD that are owned by SPG, by virtue of the Merger and without any action on the part of the holder thereof, shall be extinguished and canceled automatically, without any payment or other distribution in respect thereof. At the Effective Time, each of the issued and outstanding shares of common stock of SD that are owned by holders other than SPG, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into and become the right to receive the "Merger Consideration." The Merger Consideration shall be in the amount of One Thousand and No/100 Dollars ($1,000.00).

   4. Shares Held in Treasury. At the Effective Time, all shares of common stock of SD held in the treasury of SD, if any, shall be canceled, without any payment or other distribution in respect thereof.

   5. Capital Stock of SD. The authorized capital stock of SD consists of 176,850,000 shares of common stock, of which 1,100,102 shares are issued and outstanding, and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. Of such shares of common stock of SD, 1,100,000 are owned of record and beneficially by SPG.

   6. Principal Office. The principal office of SPG in Maryland is located at Corporation Trust, Inc., 300 East Lombard Street, Baltimore, Maryland 21202.

   7. States of Constituent Corporations. SPG is a Maryland corporation. SD is an Ohio corporation.

   8. Appointment of Agent for Service. SPG agrees that it may be served with process in the State of Ohio in any proceeding in the state of Ohio to enforce against SPG any obligations of SD, or to enforce the rights of a dissenting shareholder of SD, and hereby irrevocably appoints the Secretary of State of the State of Ohio as its agent to accept service of process in any such suit or other proceedings. It is requested that the Secretary of

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State of the State of Ohio mail a copy of any such process to the following address:

       SPG Properties, Inc.
       115 West Washington Street
       Indianapolis, Indiana 46204
       Attention: General Counsel

   9. SPG as Foreign Corporation in Ohio. SPG, which was qualified as a foreign corporation in Ohio on December 1, 1993, desires to continue to transact business in Ohio as a foreign corporation after the Merger.

   10. Termination. Subject to applicable law, this Agreement of Merger may be amended, modified, supplemented or abandoned by mutual consent of the parties hereto, at any time prior to the filing of a Certificate of merger with the State of Ohio and the filing of Articles of Merger with the Maryland State Department of Assessments and Taxation.

   11. Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

   12. Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the internal laws of the State of Maryland without regard to the principles of conflicts of law thereof, except to the extent that Ohio law may apply to SD or the obligations of SD hereunder.

   13. Section Headings. The section headings in this Agreement of Merger have been inserted for convenience of reference only and shall not affect the meaning of interpretation of this Agreement.

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   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of
Merger to be executed on its behalf.

                                          SPG PROPERTIES, INC.

                                               /s/ Randolph L. Foxworthy,
                                          By:__________________________________
                                                   Randolph L. Foxworthy,
                                                  Executive Vice President

                                          SD PROPERTY GROUP, INC.

                                               /s/ Randolph L. Foxworthy,
                                          By:__________________________________
                                                   Randolph L. Foxworthy,
                                                  Executive Vice President

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